UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 6, 2024

AmeriServ Financial, Inc.

(exact name of registrant as specified in its charter)

Pennsylvania	0-11204	25-1424278
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Main and Franklin Streets, Johnstown, PA	15901
(address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 814-533-5300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title Of Each Class	Trading Symbol	Name of Each Exchange On Which Registered
Common Stock	ASRV	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On February 6, 2024, AmeriServ Financial, Inc. (the “Company”) sent an internal communication to its employees, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Important Additional Information

The Company intends to file a proxy statement and GOLD proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with Company’s 2024 annual meeting of shareholders (the “Annual Meeting”) and, in connection therewith, the Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from the Company’s shareholders in connection with such meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING GOLD PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. The Company’s definitive proxy statement for the 2023 annual meeting of shareholders contains information in the section entitled “Security Ownership of Directors and Management” regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Supplemental information regarding their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4, and 5, which are available through the SEC’s website at www.sec.gov. Information can also be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (when it becomes available). Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the Annual Meeting. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at http://investors.ameriserv.com/sec-filings/documents.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

99.1	Internal communication dated February 6, 2024 of AmeriServ Financial, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISERV FINANCIAL, Inc.

Date: February 6, 2024	By	/s/ Michael D. Lynch
Michael D. Lynch
EVP & CFO

Exhibit 99.1

All-Employee Email

To:	AmeriServ Colleagues
From:	Jeff Stopko
Date:	February 6, 2024
Re:	Recent Statements from Activist Investor Driver Management

Dear Colleagues,

You may recall that last year Driver Management Company LLC (“Driver”), an activist hedge fund that has targeted numerous community banks, attempted to elect three individuals to AmeriServ’s Board of Directors. After this effort failed, Driver continued to issue public communications criticizing our Company and its leadership for a variety of reasons, while also ensnaring us in multiple litigations.

We have purposely not commented on Driver’s relentless attacks because we have been focused on running the business. Last week, however, Driver’s principal, J. Abbott R. Cooper, issued two letters to shareholders that contain highly destructive allegations that cannot go unanswered.

Here are the key facts you should know:

•	Driver’s accusations are wildly irresponsible and unfounded. While we are limited in what we can say due to ongoing litigation with former employee Jack Babich, we strongly disagree with Mr. Cooper’s baseless accusations of any “illegal misconduct” and believe that using such terms without any factual basis is harmful to the Company. Mr. Cooper’s conduct is not at all surprising – and is far from credible – given his regular critiques of our Company and Driver’s history of attacks on other similar companies.

•	Driver continues to unsuccessfully bring litigation against the Company. Mr. Cooper’s complaints about the amount of money AmeriServ has been forced to spend in litigation are tough to swallow given that he has been the source of all of this litigation – and given that the Company’s actions have been validated by a federal court. In fact, back in December, a federal judge granted the Company’s motion to dismiss ongoing litigation brought by Driver related to its attempt to elect directors to the Board last year. The same judge had previously ruled that our Board operated in accordance with AmeriServ’s Bylaws in invalidating Driver’s notice of director nominations. We will always defend the Company against unwarranted litigation, and the results in court have proven this to be the correct path.

•	Mr. Cooper has shown that he is more concerned about himself than other long-term shareholders of the companies in which he invests. Shareholders should remain wary of Driver’s motivations given its track record. For example, in 2021, Driver “greenmailed” Maryland-based bank holding company First United Corporation into buying back Driver’s shares for $6.5 million, while also paying $3.3 million to settle litigation that Driver had brought against that company.[1] Further, Driver has a history of buying community bank stocks and then substantially exiting its positions after a short period of time. We do not find such actions to be those of a shareholder-aligned investor.

We are focused on protecting the best interests of all stakeholders, including you, our employees, as well as our shareholders, customers and communities. We remain confident in our strategy and are seeing positive momentum across key business lines. As we recently announced, in the fourth quarter of 2023, we had a 3.6% increase in total loans and notched our fourth consecutive quarter of wealth management revenue growth. Additionally, we experienced deposit growth in 2023 during a difficult period for the banking industry. We believe that AmeriServ has a bright future. I would like to sincerely thank each of you for your continued hard work and commitment to our Company.

At this time, we should all remain focused on our roles and doing the best job possible. If any customers reach out to you about Driver, please refer them to me or to Mike Lynch. We will be glad to address any questions that they might have.

Jeff

1 Source: “First United in Maryland buys out activist investor,” April 19, 2021, American Banker.